UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2025
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AlTi Global, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-40103	92-1552220
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Vanderbilt Ave, 27th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)
(212) 396-5900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2025, AlTi Global, Inc. (the “Company”) entered into an Executive Employment and Restrictive Covenant Agreement (the “Employment Agreement”) with Colleen Graham, the Company’s Chief Legal, Compliance and Risk Officer.

Pursuant to the Employment Agreement, Ms. Graham will continue to serve as a full-time officer of the Company and receive an annual base salary of $425,000. She is eligible to receive an annual bonus (payable in cash and/or equity), the value of which shall be no less than the bonus most recently awarded to her, subject to the satisfaction of any applicable personal performance goals. Ms. Graham is also eligible to participate in the Company’s equity incentive plan and other employee benefit plans available to senior executives.

In the event of a termination without “cause” or resignation for “good reason,” each as defined in the Employment Agreement, Ms. Graham will be entitled to: (i) continued base salary for 12 months; (ii) any unpaid prior-year bonus and a cash payment equal to the prior year’s bonus; (iii) continued vesting of equity awards on the same terms as if she had retired under the Company’s Retirement, Disability, and Death Policy for Equity Awards; and (iv) payment of the Company’s portion of premiums that it pays for active employees for the same level of group health plan benefits under those Company group health plans that are subject to continuation under COBRA as in effect on the termination date for up to 12 months.

In the event that the Employment Agreement is terminated due to Ms. Graham’s death or “disability,” as defined in the Employment Agreement, Ms. Graham will be entitled to: (i) a lump sum payment equal to the sum of (A) 12 months of base compensation and (B) the prior year’s bonus (prorated for the portion of the year worked); and (ii) continuation of the health benefits provided to Ms. Graham and her covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company’s health plan as in effect from time to time after the termination date, at the Company’s sole premium cost, for a period of 12 months.

The Employment Agreement includes customary confidentiality, non-solicitation, non-disparagement, and intellectual property provisions, as well as a requirement that Ms. Graham provides 180 days’ notice prior to any voluntary resignation (subject to a shorter period in limited cases). Payment of severance is conditioned on her execution of a general release of claims.
No family relationship exists between Ms. Graham and any of the Company’s directors or executive officers. There are no arrangements or understandings between Ms. Graham and any other person pursuant to which Ms. Graham was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Ms. Graham had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description

10.1	Executive Employment and Restrictive Covenant Agreement, dated May 29, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2025	ALTI GLOBAL, INC.
/s/ Michael Tiedemann

Michael Tiedemann
Chief Executive Officer